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                                                                      EXHIBIT 18

Atlantic Premium Brands, Ltd.
Northbrook, Illinois


                                November 20, 2000


Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of Atlantic Premium Brands, Ltd. ("Company") for the three months ended September 30, 2000, and have read the Company's statements contained in Note 2 to the condensed financial statements included therein. As stated in Note 2, the Company changed its method of accounting for supply parts inventory from expensing supply parts inventory upon acquisition to capitalizing supply parts inventory upon acquisition and expensing upon installation. The Company states that the newly adopted accounting principle is preferable in the circumstances because expense is recognized at the time a supply part is placed in service and begins generating revenue rather than at the time a supply part is purchased. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based. We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1999, nor have we audited the information set forth in the aforementioned Note 2 to the condensed financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,


/s/ KPMG LLP